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                                                                    Exhibit 99.1



NEWS RELEASE



Contact: OSI Pharmaceuticals, Inc.           Burns McClellan (representing OSI)
         Kathy Galante                       Kathy Jones, Ph.D. (media)
         Director                            Blair Clark (investors)
         Investor & Public Relations         (212) 213-0006
         (631) 962-2000



             OSI PHARMACEUTICALS ANNOUNCES PROPOSED $135 MILLION
                          CONVERTIBLE NOTES OFFERING

MELVILLE, NEW YORK -SEPTEMBER 2, 2003 - OSI Pharmaceuticals, Inc. (NASDAQ:
OSIP) announced today that it proposes to offer a new issue of $135 million of Convertible Notes due 2023. These notes will be convertible into OSI Pharmaceuticals, Inc. common stock at a price to be determined. The Company is also offering up to an additional $15 million of the convertible note to cover any over allotment.

OSI intends to use up to $20 million of the proceeds from the sale of the notes to repurchase outstanding shares of its common stock in transactions negotiated concurrently with the offering of the notes. OSI intends to use the balance of the net proceeds to support the continued development of its integrated oncology franchise, including possible acquisition of external assets and for general corporate purposes.

The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption form registration requirements.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements with respect to OSI reflect the current views of OSI's management and are based on certain assumptions. Actual results for OSI could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in OSI's filings with the U.S. Securities and Exchange Commission. OSI is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.
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